                                                                    EXHIBIT 10.1

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

     REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of December 13, 1995 between FOUR CORNERS FINANCIAL CORPORATION, a New York corporation (the "Borrower") and MARINE MIDLAND BANK, a New York State banking corporation (the "Bank").

                                    RECITALS

     WHEREAS, the Borrower and the Bank are parties to a certain Commercial Installment Loan Agreement dated March 27, 1992, a certain Optional Advance Time or Grid Note dated March 27, 1992, a Security Agreement (Accounts, General Intangibles and Chattel Paper Including Leases) dated March 27, 1992, and a Security Agreement (Equipment, Consumer Goods, Fixtures) dated March 27, 1992 (collectively, the "Prior Agreements"); and

     WHEREAS, Bernard J. Iacovangelo and Frank B. Iacovangelo (the "Guarantors") have unconditionally guaranteed the prompt payment to the Bank of any and all indebtedness of Borrower pursuant to Unlimited Continuing Guaranties dated March 27, 1992 (the "Guaranties"); and

     WHEREAS, the Bank has made Loans to the Borrower under the Prior Agreements in the form of a term loan, the outstanding principal balance of which as of December 12, 1995 is $133,333.48 plus accrued and unpaid interest in the amount of $402.43 (the "Existing Term Loan") and various revolving credit loans, the aggregate principal of which as of December 12, 1995 is $235,000.00 plus accrued and unpaid interest in the amount of $664.20 (the "Existing Line") (together, the "Existing Indebtedness"); and

     WHEREAS, the Borrower is in default under the Prior Agreements by reason of its failure to comply with certain covenants and conditions contained therein.

     WHEREAS, the Bank, the Borrower and the Guarantors have agreed to restructure the Existing Indebtedness on the terms and conditions hereinafter set forth;

                                   PROVISIONS

     NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties and covenants hereinafter set forth, the Borrower and the Bank hereby agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     "Affiliate" means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary;
(2) which directly or indirectly beneficially owns or holds five percent (5 %) or more of any class of voting stock of the Borrower; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Agreement" means this Revolving Credit and Term Loan Agreement, as amended, supplemented, or modified from time to time.

     "Borrowing Base" shall have the meaning assigned to such term in Section
2.3.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which banks in Rochester, New York are authorized or required to close under the laws of the State of New York.

     "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

     "Collateral" means all property which is subject to the Lien granted by the Security Agreement.

     "Confirmation of Guaranty" means the confirmation of guaranty in the form of Exhibit A hereto to be executed by the Guarantors.

     "Debt" means (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations);
(2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plans; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

     "Default" means any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Environmental Laws" means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances and the regulations, rules, ordinances, by-laws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under
Section 4001 of ERISA.

     "Event of Default" means any of the events specified in Section 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Existing Indebtedness" has the meaning given it in the Recitals to this Agreement.

     "Existing Term Loan" has the meaning given it in the Recitals to this Agreement.

     "GAAP" means generally accepted accounting principles in the United States.

     "Guarantors" means Frank B. Iacovangelo and Bernard J. Iacovangelo.

     "Head Office" means the principal place of business of the Bank at One Marine Midland Plaza, Rochester, New York 14639.

     "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     "Line Expiration Date" shall have the meaning assigned to such term in
Section 2.3.

     "Loan(s)" means, as the context may require, the Restructured Term Loan, the Revolving Credit Loans or the Take-Out Term Loan.


     "Loan Documents" means this Agreement, the Notes, the Security Agreement and the Guaranties.

     "Multiemployer Plan" means a Plan described in Section 4001(a)(3! of ERISA which covers employees of the Borrower or any ERISA Affiliate.

     "Note(s)" means, as the context may require, the Restructured Term Note, the Revolving Credit Note or the Take-Out Term Note.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     "Plan" means any employee benefit or other plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

     "Prime Rate" means the rate of interest publicly announced by the Bank from time to time to be its prime rate and is a base rate for calculating interest on certain loans.

     "Prior Agreement" has the meaning given it in the Recitals to this Agreement.

     "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

     "Property" means all real property owned, occupied or operated by the Borrower or its Subsidiaries.

     "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

     "Restructured Term Loan" shall have the meaning assigned to such term in
Section 2. 1.

     "Restructured Term Note" shall have the meaning assigned to such term in
Section 2.2.

     "Revolving Credit Line and Revolving Credit Loans" shall have the meaning assigned to such terms in Section 2.3.

     "Revolving Credit Note" shall have the meaning assigned to such term in
Section 2.8.

     "Security Agreement" means the Security Agreement in substantially the form of Exhibit B, to be delivered by the Borrower under the terms of this Agreement.

     "Subordinated Notes" means the notes evidencing the subordinated indebtedness owing to Frank B. Iacovangelo as referenced in Sections 5.16 and

7.11.

     "Subsidiary" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled. directly, or indirectly through one or more intermediaries, or both, by such Person.

     "Termination Date" means October 1, 1999, the date that the Commitment expires.

     SECTION 1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.4, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                     ARTICLE II

                        AMOUNT AND CERTAIN TERMS OF THE LOANS

     SECTION 2.1 RESTRUCTURED TERM LOAN. The Bank agrees on the terms and conditions hereinafter set forth to increase the principal amount of the Existing Term Loan to $318,333.48 and to place such increased principal amount on a repayment schedule as hereafter provided (the "Restructured Term Loan"). The increased portion of the Restructured Term Loan shall be used to pay down the Existing Line.

     SECTION 2.2 RESTRUCTURED TERM NOTE. The Borrower s obligation to repay the Restructured Term Loan shall be evidenced by its promissory note (the "Restructured Term Note") in substantially the form of Exhibit C attached hereto with blanks appropriately filled in and payable to the order of the Bank. The Restructured Term Note shall be dated the date of this Agreement and the principal of the Restructured Term Loan will be repaid in forty-six (46) consecutive monthly installments as follows: beginning January 1, 1995 through and including October 1, 1997, the Borrower shall make 22 consecutive monthly payments of principal in the amount of $7,673.61 each, plus accrued interest; beginning November 1, 1997 through and including September 1, 1999, Borrower shall make 23 consecutive monthly payments of principal in the amount of $6,229.75 each, plus accrued interest; and on October 1, 1999, the Borrower shall make a final payment equal to all unpaid principal and interest owing hereunder.

     SECTION 2.3 REVOLVING CREDIT LINE. The Bank agrees on the terms and conditions hereinafter set forth to make loans (the "Revolving Credit Loans") to the Borrower from time to time during the period from the date of this Agreement up to but not including November 1, 1997 (the "Line Expiration in an aggregate amount not to exceed at any time the lesser of (a) $50,000 or (b) the Borrowing

Base.

     (a) 75% of the Borrower's eligible accounts receivable from abstracting services (after giving effect to a 95% conversion rate); plus

     (b) 75% of the Borrower's eligible accounts receivable from appraisal services (after giving effect to a 95% conversion rate); plus

     (c) 100% of the Borrower's eligible work-in-process from title insurance, (after giving effect to an 85% conversion rate); plus

     (d) 100% of the cash surrender value of William Penn Life Insurance of New York Policy No. 0700000587 on the life of Frank B. Iacovangelo, as evidenced by the most recent statement of insurance coverage provided by the Borrower to the Bank; plus

     (e) 100% of the appraised liquidation value (after expenses of sale) of the Borrower's equipment, based on a "desk top" liquidation appraisal (which must be satisfactory to the Bank in its sole discretion), net of any purchase money liens; less

     (f) the aggregate outstanding principal balance on the Restructured Term Loan.

     Without limiting the Bank's discretion to deem accounts, inventory and work-in-process not eligible for inclusion in the calculation of the Borrowing Base for any reason in the Bank's sole and absolute discretion, the following will not be deemed eligible:

     (1) Accounts receivable which remain unpaid for more than 180 days after the specified due date.

     (2) All accounts receivable from a single debtor if 50% or more of the accounts receivable owing from such debtor are more than 180 days past due.

     (3) Accounts receivable or work-in process referred to a collection agency.

     SECTION 2.4 NOTICE AND MANNER OF BORROWING. The Borrower shall give the Bank at least one (1) Business Days' written or telegraphic notice (effective upon receipt) of any Revolving Credit Loans under this Agreement, specifying the date and amount thereof. Not later than 2:00 P.M. Eastern Standard Time on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Article IV, the Bank will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

     SECTION 2.5 TAKE OUT TERM LOAN. Subject to satisfaction of the conditions set forth in Section 4.3 hereof, on the Line Expiration Date, the Borrower shall, convert the principal balance of the Revolving Credit Loans then outstanding to a term loan (the "Takeout Term Loan") on the terms and conditions contained herein.

     SECTION 2.6 USE OF PROCEEDS. The proceeds of the Restructured Term Loan and the initial Revolving Credit Loan hereunder shall be used by the Borrower to payoff the Existing Indebtedness. Subsequent Revolving Credit Loans shall be used to provide for working capital needs. The Take-Out Term Loan shall be used to pay off the outstanding balance of the Revolving Credit Loans on the Termination Date. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

     SECTION 2.7 REVOLVING CREDIT AND TAKE OUT NOTES.

     (1) All Revolving Credit Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit D duly completed, in the principal amount of Fifty Thousand Dollars ($50,000), dated the date of this Agreement, payable to the Bank, and maturing as to principal on the Line Expiration Date (the "Revolving Credit Note"). The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note the amount of each Revolving Credit Loan and of each payment of principal received by the Bank on account of the Revolving Credit Loans, which endorsement shall be prima facie evidence of the outstanding balance of the Revolving Credit Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note.

     (2) The Take-Out Term Loan shall be evidenced by, and repaid with interest in accordance with, a single promissory note (the "Take-Out Term Note") of the Borrower in substantially the form of Exhibit E duly completed and with blanks appropriately filled in. The Take-Out Term Note shall be dated as of the Line Expiration Date and the principal of the Take-Out Term Note will be repaid in twenty-four (24) consecutive monthly installments of principal plus accrued interest, beginning November 1, 1997 and on the first day of each month thereafter to and including October 1, 1999.

     SECTION 2.8 COMMITMENT FEES. The Borrower agrees to pay to the Bank a onetime commitment fee of one percent (1 %) of the amount of the Revolving Credit Line, or $500 payable on the date hereof.

     SECTION 2.9 PREPAYMENTS. The Borrower may prepay any of the Notes in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that any such prepayment resulting from borrowings from another financial institution shall be accompanied by a prepayment premium equal to 1% of the principal amount of such prepayment. Each prepayment shall be applied to the principal installments thereof in the inverse order of their maturities.

     SECTION 2.10 METHOD OF PAYMENT. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:59 A.M. Eastern Standard Time on the date when due in lawful money of the United States to the Bank at the Head Office in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with the Bank any amount so due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a Saturday, Sunday, or a public holiday, or the equivalent for the Bank generally under the laws of the State of New York, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the commitment fee, as the case may be.

                                     ARTICLE III

                                INTEREST ON THE LOANS

     SECTION 3.1 INTEREST ON RESTRUCTURED TERM LOAN. Subject to Section 3.3 hereof, the Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Restructured Term Loan, made under this Agreement at a rate per annum equal to one and one-quarter percent (1.25%) over the Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest shall be paid in immediately available funds on the first day of each month at the Head Office.

     SECTION 3.2 INTEREST ON REVOLVING CREDIT LOANS AND TAKE OUT TERM LOAN Subject to Section 3.3 hereof, the Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans and the Take-Out Term Loan made under this Agreement at a rate per annum equal to one percent (1.0%) over the Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest shall be paid in immediately available funds on the first day of each month at the Head Office.

     SECTION 3.3 DEFAULT INTEREST RATE. Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Restructured Term Loan, the Revolving Credit Loans and the Take-Out Term Loan at a rate which shall be five percent (5%) above the rate that would otherwise apply upon the occurrence of an Event of Default and for so long as the same shall continue. Without limiting the generality of the foregoing, any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid at the default interest rate provided for in the preceding sentence.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     SECTION 4.1 CONDITIONS PRECEDENT TO RESTRUCTURED TERM LOAN AND INITIAL REVOLVING CREDIT LOAN. The obligation of the Bank to make the Restructured Term Loan and the initial Revolving Credit Loan to Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loans, each of the following, in form and substance satisfactory to the Bank and its counsel:

     (1) Corporate Documents. The following documents, each certified as indicated below: (a) a copy of the charter, as amended and in effect, of the Borrower certified as of a recent date by the Secretary of State of its jurisdiction of incorporation, and a certificate from such Secretary of State dated as of a recent date as to the good standing of and charter documents filed by the Borrower; (b) a Certificate of the Secretary or an Assistant Secretary of the Borrower, dated the date first above written and certifying (i) that attached thereto is a true and complete copy of the by-laws of the Borrower as amended and in effect at all times from the date of which the resolutions referred to in clause (ii) were adopted to and including the date of such certificate, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, and the extensions of credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect,
(iii) that the charter of the Borrower has not been amended since the date of the certification thereto furnished pursuant to clause (1) above, and (iv) as to the incumbency and specimen signature of each officer of the Borrower executing the Loan Documents to which Borrower is a party, and each other document to be delivered by the Borrower from time to time in connection therewith;

     (2) Notes. The Restructured Term Note and Revolving Credit Note duly executed by the Borrower;

     (3) Security Agreement. A Security Agreement duly executed by Borrower, together with: (a) acknowledgment copies of the Financing Statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement; and (b) certified copies of Requests for Information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under (a), including the Financing Statements filed by Bank against the Borrower, indicating that no party claims an interest in any of the Collateral;

     (4) Reaffirmation of Guaranties. The Guaranties duly executed by the Guarantors;


     (5) Assignment of Life Insurance. An assignment of life insurance policy No. 0700000587 on the life of Frank B. Iacovangelo in the form of Exhibit F.

     SECTION 4.2 CONDITIONS PRECEDENT TO ALL REVOLVING CREDIT LOANS. The obligation of the Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) shall be subject to the further conditions precedent that on the date of such Loan:

     (1) The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Borrower dated the date of such Revolving Credit Loan, stating that:

          (a) The representations and warranties contained in Article V of this Agreement, and in Section III of the Security Agreement, are correct on and as of the date of such Loan as though made on and as of such date; and

          (b) No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

     (2) The Borrower shall have delivered a Borrowing Base Certificate, in form and substance satisfactory to the Bank demonstrating that after giving effect to such Loan, the aggregate amount of Revolving Credit Loans does not exceed the Eligible Borrowing Base.

     (3) The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.

     SECTION 4.3 CONDITIONS PRECEDENT TO THE TAKE OUT TERM LOAN. The Borrower's right to convert the Revolving Credit Loans to the Take-Out Term Loan shall be subject to the condition precedent that the Bank shall have received on or before the Termination Date all of the documents required by Sections 4.1 and
4.2 and each of the following, in form and substance satisfactory to the Bank and its counsel:

     (1) Interest. All accrued interest on the Revolving Credit Loans through the Termination Date shall be paid;

     (2) Note. The Take-Out Term Note duly executed by the Borrower;

     (3) Officer's certificate, etc. The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Borrower dated the date of the Take-Out Term Loan stating that:

          (a) The representations and warranties contained in Article V of this Agreement, and in Section III of the Security Agreement, are correct on and as of the date of the Take-Out Term Loan as though made on and as of such date; and

          (b) No Default or Event of Default has occurred and is continuing, or would result from the Take-Out Term Loan; and


     (4) Additional Documentation. The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement and make the Loans to the Borrower, Borrower represents and warrants and, so long as the Notes remain unpaid or this Agreement remains in effect, shall be deemed continuously (except as expressly noted otherwise) to represent and warrant as follows:

     SECTION 5.1 INCORPORATION, GOOD STANDING, AND DUE QUALIFICATION. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

     SECTION 5.2 CORPORATE POWER AND AUTHORITY. The execution, delivery, and performance by the Borrower of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action and do not and will not
(1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal

Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and
(6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

     SECTION 5.3 LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     SECTION 5.4 FINANCIAL STATEMENTS. The balance sheet of the Borrower as at June 30, 1995, and the related statements of income and retained earnings of the

Borrower and its Subsidiaries for the six month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments), and since June 30, 1995, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower or any Subsidiary.

     SECTION 5.5 LABOR DISPUTES AND ACTS OF GOD. Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower. The foregoing representation and warranty is made as of the date of this Agreement only, notwithstanding the preamble of Article V hereof.

     SECTION 5.6 OTHER AGREEMENTS. The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

     SECTION 5.7 LITIGATION. There is no pending or threatened action or proceeding against or affecting the Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligation under the Loan Documents to which it is a party. The foregoing representation and warranty is made as of the date of this Agreement only, notwithstanding the preamble of Article V hereof.

     SECTION 5.8 NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. The Borrower has satisfied all judgments, and the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     SECTION 5.9 OWNERSHIP AND LIENS. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 5.4 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 7.1 of this Agreement.

     SECTION 5.10 SUBSIDIARIES. Except for Four Corners Abstract Corp., the Borrower does not have any Subsidiaries.

     SECTION 5.11 ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA, the breach of which could create a substantial material liability for the Borrower which in the aggregate exceeds, or may exceed, Twenty-Five Thousand Dollars ($25,000). Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under
Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability (other than to pay annual premiums) to the PBGC under ERISA.

     SECTION 5.12 OPERATION OF BUSINESS. The Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its respective business substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

     SECTION 5.13 TAXES. The Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

     SECTION 5.14 DEBT. Exhibit G is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Exhibit.

     SECTION 5.15 FINANCIAL COVENANTS. The Financial Covenants contained in
Article VII are based upon financial projections provided by the Borrower to the Bank and represent a level of financial performance which the Borrower believes it can achieve.


     SECTION 5.16 SUBORDINATED NOTES TO FRANK B.IACOVANGELO. The Borrower is not in any way obligated to or for the benefit of Frank B. Iacovangelo or any member of his family except for the Borrower's obligation to Frank B. Iacovangelo under that certain promissory note dated - 3/27/92 in the principal amount of $194,000 (the "Subordinated Note"). True and correct copies of the Subordinated Notes are attached hereto as Exhibit H. There are no understandings relating to the Subordinated Notes other than the terms and conditions contained therein. No principal payment has been made on account of the debt evidenced by the Subordinated Notes. No default or event of default has occurred under or with respect to the Subordinated Notes.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     So long as any Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will:

     SECTION 6.1 MAINTENANCE OF EXISTENCE. Preserve and maintain its corporate existence in good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

     SECTION 6.2 MAINTENANCE OF RECORDS. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

     SECTION 6.3 MAINTENANCE OF PROPERTIES. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     SECTION 6.4 CONDUCT OF BUSINESS. Continue to engage in an efficient and economical manner in a business of the same general type as now conducted by it on the date of this Agreement.

     SECTION 6.5 MAINTENANCE OF INSURANCE. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

     SECTION 6.6 COMPLIANCE WITH LAWS. Comply in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

     SECTION 6.7 PAYMENT OF TAXES. Promptly pay all taxes as they become due.


     SECTION 6.8 RIGHT OF INSPECTION. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of and visit the properties of, the Borrower and to discuss the affairs, finances, and accounts of the Borrower with any of their respective officers and directors and the Borrower's independent accountants. In addition, without limiting the generality of the foregoing, Borrower shall permit Bank to perform quarterly audits, at Borrower's expense, to appraise the value of the collateral and determine compliance with covenants contained in this Article VI.

     SECTION 6.9 REPORTING REQUIREMENTS. Furnish to the Bank:

     (1) Accounts Receivable and Work-in-Process. Monthly, an aging of all of the Borrower's accounts receivable, and a work-in-process schedule as of the end of the prior month, in each case along with the Borrower's computation of the available Commitment and a certificate of no default as set forth in Section 5.8(5), all in reasonable detail and certified by the chief executive officer or chief financial officer of the Borrower.

     (2) Monthly Financial Statements. As soon as available and in any event within twenty (20) days after the end of each fiscal month of the Borrower, a statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end such month, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

     (3) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, balance sheets of the Borrower as of the end of such quarter, statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and a statement of changes in cash flow of the Borrower for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

     (4) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year and a statement of change in financial position of the Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Bank by independent accountants selected by the Borrower and acceptable to the Bank;


     (5) Personal Financial Statements/Tax Returns. As soon as available, and in any event before August 15 of each year, personal financial statements on the Bank's approved form and personal income tax returns of the Guarantors.

     (6) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants;

     (7) Certificate of No Default. Within thirty (30) days after the end of each month, a certificate of the chief financial officer of the Borrower (a) certifying that to the best of his knowledge no Default or Event of Default has occurred or is continuing or, if a Default or Event of Default has occurred or is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and (b) with computations demonstrating compliance with the covenants contained in Article VIII;

     (8) Accountant's Report. Simultaneously with the delivery of the annual financial statements referred to in Section 6.8(3), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

     (9) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower which, if determined adversely to the Borrower, could have a material adverse effect on the financial condition, properties, or operations of the Borrower;

     (10) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

     (11) ERISA Reports. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which the Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within ten (10) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto;

     (12) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture. loan, or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this
Section 6.8;

     (13) Proxy Statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

     (14) Notice of Certain Events. Promptly after the occurrence thereof, provide notice of any event or circumstance that would cause the representations and warranties of the Borrower contained herein to be untrue when made.

     (15) Gallo & Iacovangelo Receivables. The Borrower shall collect all past due accounts receivable owing to the Borrower by Gallo & Iacovangelo before December 31, 1995.

     (16) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

     SECTION 6.10 ENVIRONMENTAL COMPLIANCE. Comply with all Environmental Laws concerning the Collateral, any related personal property, or any Property where the Collateral is located.

     SECTION 6.11 LIFE INSURANCE ASSIGNMENT. Obtain, within 45 days of the date hereof, an acknowledgment by the insurance company of the Assignment of Life Insurance referenced in Section 4.1(6).

                                   ARTICLE VII

                               NEGATIVE COVENANTS

     So long as any Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will not:

     SECTION 7.1 LIENS. Create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

          (1) Liens in favor of the Bank;

          (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, only to the extent they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;


          (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days, or, if so past due, only to the extent they are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

          (4) Liens under workmen's compensation, unemployment insurance, social security, or similar legislation;

          (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds; or other similar obligations arising in the ordinary course of business;

          (6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (7) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

          (8) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

          (a) Any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of business and the Lien on any such property is created contemporaneously with such acquisition;

          (b) In the case of purchase-money Liens, the obligation secured by any Lien so created, assumed, or existing shall not exceed seventy-five percent (75 %) of the lesser of cost or fair market value as of the time of acquisition by the Borrower of the property covered thereby;

          (c) Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

          (d) The Debt secured by all such Liens shall not exceed Twenty-five Thousand Dollars ($25.000) at any time outstanding in the aggregate; and


          (e) The obligation secured by such Lien is permitted by the provisions of Section 7.2 and the related expenditure is permitted under Section 8.8.

     SECTION 7.2 DEBT. Create, incur, assume, or suffer to exist any Debt, except:

     (1)  Debt of the Borrower under this Agreement or the Note;

     (2) Debt described in Exhibit G, but no renewals, extensions, or refinancings thereof;

     (3) Debt of the Borrower subordinated on terms satisfactory to the Bank to the Borrower's obligations under this Agreement and the Note;

     (4) Accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from billing date and current operating liabilities (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

     (5)  Debt of the Borrower secured by purchase-money Liens permitted by
          Section 7.1(8)(d).

     SECTION 7.3 MERGERS, ETC. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person without prior consent of the Bank.

     SECTION 7.4 LEASES. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except: (1) Capital Leases permitted under Section 7.1; (2) leases existing on the date of this Agreement and any extensions or renewals thereof; (3) leases (other than Capital Leases) which do not in the aggregate require the Borrower on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expense which the Borrower is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of Twenty-five Thousand Dollars ($25,000).

     SECTION 7.5 SALE AND LEASEBACK. Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

     SECTION 7.6 DIVIDENDS. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

     SECTION 7.7 SALE OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets without the prior written consent of the Bank.

     SECTION 7.8 INVESTMENTS. Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.;
(3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000); and (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower.

     SECTION 7.9 GUARANTIES, ETC. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or other transactions in the ordinary course of business.

     SECTION 7.10 TRANSACTIONS WITH AFFILIATE. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

     SECTION 7.11 SUBORDINATED DEBT. Make, permit or suffer any prepayment of the principal or interest owing under the Subordinated Notes to Frank B. Iacovangelo described in Section 5.16 above or any replacement note.

     SECTION 7.12 HAZARDOUS SUBSTANCES. Suffer, cause or permit the disposal of hazardous substances at any real property on which the Collateral is located, nor suffer, cause or permit the generation, handling, processing, use or storage of hazardous substances on any such real property except in compliance with all Environmental Laws.


                                  ARTICLE VIII

                               FINANCIAL COVENANTS

     So long as any Notes shall remain unpaid or the Bank shall have any commitment under this Agreement:

     SECTION 8.1 MINIMUM WORKING CAPITAL. The Borrower shall maintain at all times an excess (deficit) of current assets over current liabilities of not less
(more) than the following amounts during the following periods:

                 Applicable Time Period:            Working Capital:
                 -----------------------            ----------------
                          - 12/31/95                   $(140,000)
                   1/1/96 - 6/29/96                     (180,000)
                  6/30/96 - 9/29/96                     (100,000)
                  9/30/96 - 12/30/96                        -0
                 12/31/96 - thereafter                    20,000

     SECTION 8.2 CURRENT RATIO. The Borrower shall maintain at all times a ratio of current assets to current liabilities of not less than the following amounts during the following periods:

                  Applicable Time Period:           Current Ratio:
                  -----------------------           --------------
                          - 12/31/95                     .85
                  3/31/96 - 6/29/96                      .70
                  6/30/96 - 9/29/96                      .75
                  9/30/96 - 12/30/96                     .95
                 12/31/96 - thereafter                  1.1

     SECTION 8.3 MINIMUM TANGIBLE NET WORTH. The Borrower shall maintain a tangible net worth of not less than the following amounts during the following periods:

                 Applicable Time Period:            Minimum Net Worth:
                 -----------------------            ------------------
                          - 12/31/95                     $250,000
                  3/31/96 - 6/29/96                       200,000
                  6/30/96 - 9/29/96                       260,000
                  9/30/96 - thereafter                    400,000

For the purposes of this covenant, the Subordinated Notes payable to Frank B. Iacovangelo shall be deemed equity.

     SECTION 8.4 LEVERAGE RATIO. The Borrower shall maintain a ratio of total liabilities to tangible net worth of not more than the following amounts during the following periods:


                 Applicable Time Period      Maximum Leverage Ratio:
                 ----------------------      -----------------------

                          - 12/31/95                  3.90
                   1/1/96 - 6/29/96                   4.45
                  6/30/96 - 9/29/96                   3.25
                  9/30/96 - 12/30/96                  2.00
                 12/31/96 - thereafter                1.90

For the purposes of this covenant, the Subordinated Notes payable to Frank B. Iacovangelo shall be deemed equity.

     SECTION 8.5 MINIMUM PROFITS. From the date hereof, the Borrower shall achieve a quarterly net profit (loss) before taxes of no less (more) than the following amounts:

                 Quarter Ending:    Net Profit:      Cumulative Profit (Loss):
                 ---------------    -----------      -------------------------
                 March 31            $(60,000)              $ (60,000)
                 June 30               70,000                  10,000
                 September 30         100,000                 110,000
                 December 31           - 0 -                  110,000

     SECTION 8.6 ANNUAL DEBT SERVICE COVERAGE RATIO. As of December 31, 1995 and as of each December 31 thereafter, the Borrower shall maintain a debt service coverage ratio (that being (i) the sum of net profit before taxes plus depreciation divided by (ii) current maturities of long-term debt) of not less than 1.75 to 1.0.

     SECTION 8.7 CAPITAL EXPENDITURES. The Borrower shall not make any expenditures for fixed or capital assets which would cause the aggregate of all such expenditures made by the Borrower to exceed $25,000 during any fiscal year without the prior written consent of the Bank.

                                   ARTICLE IX

                                EVENTS OF DEFAULT

     SECTION 9.1 EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur:

          (1) The Borrower should fail to pay the principal of, or interest on, any Notes, or any amount of a commitment fee, as and when due and payable;

          (2) The aggregate principal amount outstanding of all Loans shall exceed the Borrowing Base for more than five (S) Business Days after the Borrower knew or should have known that such was the case;

          (3) Any representation or warranty made or deemed made by the Borrower in this Agreement or the Security Agreement or by any Guarantor in the Guaranties or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

          (4) The Borrower or any Guarantor shall fail to perform or observe any term, covenant, or agreement contained in any Loan Document (other than the Notes) to which it is a party on its part to be performed or observed;

          (5) Borrower or any Guarantor shall (a) fail to pay any indebtedness for borrowed money (other than the Notes) of the Borrower or any Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or
(b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

          (6) The Borrower or any Guarantor (a) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of forty (40) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of forty (40) days or more;

          (7) One or more judgments, decrees, or orders for the payment of money in excess of Ten Thousand Dollars ($10,000) in the aggregate shall be rendered against the Borrower or any Guarantor, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of forty (40) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal or money paid into escrow to cover the same;

          (8) The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement; or

          (9) A Guaranty shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity care enforceability thereof shall be contested by any Guarantor, or any Guarantor shall deny it has any further liability or obligation under or shall fail to perform its obligations under the Guaranty;

          (10) Any of the following events occur or exist with respect to the Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under
Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the

Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or may exceed Twenty-Five Thousand Dollars ($25,000);

then, and in any such event, the Bank may, by notice to the Borrower, (1) declare its obligation to make Loans to be terminated whereupon the same shall forthwith terminate, and (2) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

                                    ARTICLE X

                                  MISCELLANEOUS

     SECTION 10.1 AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 10.2 NOTICES, ETC. Any notice or other communication required or permitted under this Agreement or under the other Loan Documents to which Borrower is a party shall be in writing and shall be deemed to have been duly given; (1) upon hand delivery or; (2) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid or; (3) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested; except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank. Any such notice or communication shall be delivered or directed, if to the Borrower, at its address at 80 West Main Street, Rochester, New York 14614 Attn: Frank B. Iacovangelo, and if to the Bank at One Marine Midland Plaza, Rochester, New York 14639, Attn: Rudolph J. Napodano, Vice President; or as to each party, at such other address as may be designated by a party in a notice given to the other party in accordance with the provisions of this
Section 10.2.

     SECTION 10.3 NO WAIVER; REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

     SECTION 10.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

     SECTION 10.5 COSTS, EXPENSES, AND TAXES. The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any, in connection with the enforcement of any of the Loan Documents. Without limiting the generality of the foregoing, the Borrower agrees to pay the costs and expenses incurred by the Bank in connection with an annual appraisal of the Borrower's real estate and equipment for purposes of establishing the Borrowing Base and other purposes in connection with the Administration of the Loan Documents, as well as the costs and expenses in connection with the Bank's quarterly collateral audit, if any. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 10.6 CERTAIN ACKNOWLEDGEMENTS AND RELEASES. The Borrower represents, acknowledges and agrees with the Bank that it has no defenses, setoffs, or counterclaims of any kind or nature whatsoever against the Bank with respect to the indebtedness of the Borrower under the Prior Agreement or the obligations of the Borrower thereunder which are restructured hereby, or any action previously taken or not taken by the Bank with respect thereto or with respect to any security interest, mortgage, encumbrance, lien or collateral in connection therewith to secure such indebtedness. Without limiting the generality of the foregoing, the Borrower waives, releases and forever discharges the Bank from and against any and all rights, claims, or causes of action against Bank arising out of the Bank's actions or inactions with respect to the Prior Agreement or any security interest, mortgage encumbrance, lien or collateral in connection therewith as well as any and all rights of setoff, defenses, claims, causes of action and any other bar to enforcement of the indebtedness or the Borrower thereunder. The Borrower further acknowledges and agrees that the Bank is specifically relying upon the representations, warranties and agreements contained herein in entering into this Agreement. The Borrower further agrees that within ninety (90) days after it learns of any such event, the Borrower will provide the Bank with a written notice setting forth with reasonable specificity any claim that the Borrower believes it may have against the Bank under the terms of this Agreement or by reason of any action or inaction on the part of the Bank in connection therewith. Failure to timely give any such notice shall not constitute the Borrower's waiver of such a claim, but the Borrower agrees to indemnify, defend and hold harmless the Bank from and against any damages incurred by it by reason of such failure on the part of the Borrower.

     SECTION 10.7 INDEMNIFICATION. The Borrower agrees to indemnify, defend, and hold harmless the Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Bank or any other person or entity as a result of the presence of, Release of or threatened Release of Hazardous Substances on, in, under or near the Property. The liability of the Borrower to the Bank under the covenants of this Section is not limited by any exculpatory provisions in the Notes or in the other documents securing the Loans and shall survive any foreclosure on or transfer of the Property by deed in lieu of foreclosure or any other transfer of the Property regardless of the means of such transfer.

     SECTION 10.8 RIGHT OF SETOFF. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Notes or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes or such other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 10.8 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

     SECTION 10.9 GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 10.10 SEVERABILITY OF PROVISIONS. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 10.11 HEADINGS. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                        MARINE MIDLAND BANK




                                        By:_____________________________________
                                             Rudolph J. Napodano, Vice President



                                        FOUR CORNERS FINANCIAL CORPORATION



                                        By:_____________________________________
                                             Frank B. Iacovangelo
                                             President


Accepted and Agreed to by the
undersigned Guarantors as of
the date first above written.


_______________________________
Frank B. Iacovangelo



_______________________________
Bernard J. Iacovangelo



STATE OF NEW YORK )
COUNTY OF MONROE  ) SS:

     On this 13th day of December, 1995 before me personally came Rudolph J. Napodano, to me known, who, being by me duly sworn did depose and say that he is Vice President of Marine Midland Bank, the corporation described in and which executed the foregoing instrument; and that the above-named person signed thereto by order of the Board of Directors of said corporation.



                                           _____________________________________
                                           Notary Public


                                                  Wendy S. Keaty
                                           Notary Public, State of New York
                                           Qualified in Monroe County
                                           Commission Expires May 2, 1996

STATE OF NEW YORK )
COUNTY OF MONROE  ) SS:

     On this 13th. day of December, 1995 before me personally came Frank B. Iacovangelo to me known, who, being by me duly sworn did depose and say that he is President of Four Corners Financial Corporation, the corporation described in and which executed the foregoing instrument; and that the above-named person signed thereto by order of the Board of Directors of said corporation. Notary Public


                                           _____________________________________
                                           Notary Public



                                           Wendy S. Keaty
                                           Notary Public, State of New York
                                           Qualified in Monroe County
                                           Commission Expires May 2, 1996